EXHIBIT 99.1




April 10, 2003

For more information:
Anita M. Flanagan
203-925-7214

        IROQUOIS GAS TRANSMISSION SYSTEM, L.P. ANNOUNCES NEW PRESIDENT FOR IROQUOIS PIPELINE OPERATING COMPANY


Shelton, Ct. --- Effective April 15, 2003 E.J. "Jay" Holm, will begin duties as President of the Iroquois Pipeline Operating Company, replacing current president Craig Frew. Mr. Holm has more than 30 years of service in the energy industry, including top management responsibilities for Northern Natural Gas Company and El Paso Corporation.

At El Paso he has most recently served as Chief Operating Officer of El Paso Global LNG, and prior to that as Chief Executive Officer of El Paso Corporation's Eastern Pipeline Group. In that position, Mr. Holm had extensive experience in addressing energy needs in the Northeast.

"I'm pleased to be taking over the leadership of Iroquois from Craig Frew. He's positioned the company very well," said Mr. Holm. "It's a solid company with excellent people. I'm looking forward to what Iroquois will further contribute to insuring a reliable energy supply in this region."

Craig Frew, Iroquois' departing president, said "Jay Holm brings to Iroquois a wide base of experience in the industry. He'll provide strong strategic and business development capabilities to Iroquois as the company continues its growth in the Northeast."

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                      FORWARD-LOOKING STATEMENT DISCLAIMER

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections proved under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports on Form 10-K filed with the Securities and Exchange Commission.